Exhibit 1.3

 (English Translation)

REGULATIONS OF THE BOARD OF DIRECTORS
Amended on June 26, 2013

CHAPTER 1. GENERAL PROVISIONS

(Object)
Article 1.	The object of these Regulations is to provide for regulations in respect of the Board of Directors, and to manage its due and smooth operations.

(Application)
Article 2.	All matters relating to the Board of Directors of the Company, expect those provided for in laws and regulations or in the Articles of Incorporation, shall be governed by these Regulations.

(Organization)
Article 3.	The Board of Directors shall be organized by all directors
	2	Statutory auditors must attend meetings of the Board of Directors and must give their opinions thereat when it is deemed necessary.

(Ordinary Meetings and Extraordinary Meetings)
Article 4.	Meetings of the Board of Directors shall consist of ordinary meetings and extraordinary meetings.
	2	Ordinary meetings shall be held once a month and extraordinary meetings shall be convened whenever necessary.

CHAPTER 2. CONVOCATION
(Convocation)
Article 5.
A meeting of the Board of Directors shall be convened by a director designated in advance by the Board of Directors. In the event that such director is prevented from so doing, another director shall convene the meeting in the order previously determined by a resolution of the Board of Directors.

2
Any director or statutory auditor may request the person entitled to convene a meeting of the Board of Directors to convene such meeting by giving him a document outlining therein the subjects and reasons for the meeting.

3
In the event that notifications of convening a meeting within a period of two weeks are not dispatched within five days after the request for the meeting referred to in the preceding paragraph was made, the director or the statutory auditor who made such request may convene the meeting.

(Procedure of convening)
Article 6.
A notice of convening a meeting of the Board of Directors shall be dispatched to each director and statutory auditor at least three days prior to the date of the meeting; provided, however, that the notice period may be shortened in the case of emergency.

	2	With the unanimous consent of all directors and all statutory auditors, a meeting of the Board of Directors may be held without the procedure for convening a meeting.

CHAPTER 3. PROCEEDINGS
(Chairman)
Article 7.
At meetings of the Board of Directors, a director designated in advance by the Board of Directors shall act as chairman. In the event that such director is prevented from so doing, another director shall act as chairman in the order previously determined by a resolution of the Board of Directors.

(Resolution)
Article 8.	A resolution by the Board of Directors shall be made by a majority vote of the directors present at the meeting of the Board of Directors at which a majority of the directors shall be present.
2
Any director who has any special interest with respect to the resolution of the Board of Directors in the preceding Paragraph may not exercise his voting rights (in the matter). In this case, such director shall not be counted in the number of directors present set forth in the preceding paragraph.

3
Notwithstanding the provision of paragraph 1 of this Article, in the case of when Article 25 (Omission of Resolutions of a Board of Directors Meeting) of the Articles of Incorporation of the Company is applicable, the Company shall be deemed to have made a resolution set forth in said Article.

(Matters Requiring Resolution)
Article 9.	The matters as enumerated below shall require approval of the Board of Directors:
	(1)	Matters relating to business management;
		a)	Decisions and changes of medium/long term plans and short term plans;
		b)	Assignments and acquisitions of business;
		c)	Establishments, mergers or dissolutions of subsidiaries or affiliate companies;
		d)	Important capital/business cooperations or cancellations thereof;
		e)	Decisions of plans of advances to new business
		f)	Decisions of fundamental policy of internal control ;
	(2)	Matters relating to shareholders’ meetings;
		a)	Convocation of shareholders’ meetings and decisions of items on the agenda of shareholders’ meetings;
		b)	Approvals of financial reports(including balance sheets, statements of income, statements of shareholder’s equity) and business reports, and attached schedules thereto;
		c)	Decisions on matters authorized by resolutions of shareholders’ meetings;
	(3)	Matters relating to directors, etc. ;
		a)	Elections and dismissals of Representative Directors and decisions of joint representatives;
		・	Approvals of competing business transactions by directors and
		・	transactions between directors and the Company;
		・	Appointments and dismissals of directors with specific titles;
		・	Determinations of orders among the directors and orders relating to directors’ acting on behalf of other directors;
		・	Amendments to the Regulations of the Board of Directors;
		・	Other matters which are deemed necessary regarding directors and statutory auditors;
	(4)	Matters relating to shares;
		a)	Issuances of new shares;
		d)	Capitalizations of legal reserves and issuances of new shares incidental to such capitalizations;
		e)	Stock split and amendment to the Articles of Incorporation according to such stock split;
		f)	Issuances of bonds, stock acquisition rights and bonds with stock acquisition rights;
		g)	Acquisitions, cancellations and dispositions of own shares of the Company;
		h)	Amendments to the Share Handling Regulations;
	(5)	Matters relating to personnel and organizations;
		a)	Appointment and dismissals of Executive Officers
		b)	Appointments and dismissals of important employees;
		c)	Establishments, changes and abolitions of branch offices and other important organizations;
		d)	Amendments to the Work Rules;
		e)	Amendments to the Salary Regulations;
		f)	Establishments and amendments of regulations relating to organizations, divisions of business and authorized powers in respect of business;
		g)	Establishments and amendments to regulations in respect of other matters relating to personnel and organizations;
	(6)	Matters relating to accounting and finance;
		a)	A large amount of borrowings, important contribution, investment, lease, guaranty, establishment of security, and exemption of debts;
		b)	Establishments and amendments of Accounting Rules;
	(7)	Other matters;
		a)	Approvals of matters which are require prior board approval under the Corporation Law;
		b)	Establishments and amendments of important regulations; and
		c)	Other matters which are recognized as necessary for operating the business.

(Matters to be Reported)
Article 10.
At meetings of the Board of Directors, Representative Directors, Directors or Executive Officers designated by Representative Directors shall report the progress of business execution and other matters which the Board of Directors deems necessary.

2
Any director who has performed a competing business transaction or any business transaction with the Company shall make a report on any important facts concerning such transaction to the Board of Directors without delay.

(Presence by persons other than directors/statutory auditors)
Article 11.	The Board of Directors may permit any persons other than directors/statutory auditors attend a meeting, and listen to their opinions as necessary.

(Minutes)
Article 12.
The proceedings and the results of all meetings of the Board of Directors shall be stated or recorded in the Minutes, and shall be signed and sealed or affixed electronic signature by the directors and the statutory auditors present at any such meeting, and such minutes shall be reserved.

CHAPTER 4. MISCELLANEOUS
(Amendments and Abolition)
Article 13.	These Regulations shall be amended or abolished by resolutions of the Board of Directors.